UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2023

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On December 22, 2023, Mr. Elliot Maltz, the Chief Financial Officer, Treasurer and Secretary of Orgenesis Inc. (the “Company”), resigned from all positions he held with the Company to pursue other opportunities. Mr. Maltz will remain with the Company through December 31, 2023 to complete his transition of duties. Mr. Maltz’s decision to resign did not result from any disagreement with the Company, its management or its board of directors on any matter, whether related to the Company’s operations, policies, practices or otherwise.

Appointment of Chief Financial Officer

On December 28, 2023, the Company appointed Victor Miller as its Chief Financial Officer, effective January 2, 2024. Mr. Miller, 54, previously served as Chief Financial Officer and Secretary at Hycor Biomedical LLC. (“HYCOR”), an in vitro allergy diagnostic company, from 2014 to May 2023. Mr. Miller has over 30 years of healthcare and finance industry experience, including 14 years leading finance functions at early-stage life science companies.

From 2009 to 2014, prior to joining HYCOR, Mr. Miller led the Finance function at Neos Therapeutics, an early-stage specialty pharmaceutical company.

From 2000 to 2009, Mr. Miller developed broad healthcare functional experience with roles in Corporate Development, Business Development, Marketing and Strategy while working for Baxter Healthcare and Giles & Associates.

From 1996 to 2000, Mr. Miller gained significant transaction experience as an investment banker in London for Bankers Trust and Merrill Lynch.

Mr. Miller holds a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania and is a Chartered Financial Analyst.

In connection with Mr. Miller’s appointment as Chief Financial Officer, he entered into a personal employment agreement (the “Employment Agreement”) with the Company setting forth his compensation and certain other terms. Pursuant to the Employment Agreement, Mr. Miller is entitled to receive an annual base salary of $335,000 and an annual cash bonus of up to 40% of his then-current base salary (the “Annual Performance Bonus”). The Annual Performance Bonus, if any, will be based upon the achievement of certain corporate and individual performance objectives. Additionally, pursuant to the Employment Agreement Mr. Miller will receive a grant of 200,000 stock options (the “Stock Award”) upon the commencement of his employment. The Stock Award is subject to the terms of the Company’s equity compensation plan and a stock award agreement by and between the Company and Mr. Miller. The Stock Award will vest quarterly from the grant date (beginning March 31, 2024) over two years subject to Mr. Miller’s continued employment through each such vesting date. Pursuant to the Employment Agreement, Mr. Miller will be awarded an additional 200,000 stock options (or restricted stock units at Mr. Miller’s discretion) upon shareholder approval of an increase in the number of shares available under the Company’s option plan and 95,000 stock options (or restricted stock units at Mr. Miller’s discretion) at the end of each calendar year of service, which will vest over 16 calendar quarters. Upon a Change in Control (as defined in the Employment Agreement), all unvested options and/or RSU’s will vest immediately.

The Employment Agreement also provides for the following severance payments upon termination by the Company without Cause (as defined in the Employment Agreement) or by Mr. Miller for Good Reason (as defined in the Employment Agreement): (i) payment of his then-current salary for a period of 4 months, with this period increasing by one month annually on the anniversary of the Commencement Date (as defined in the Agreement), up to a maximum of 6 months; (ii) subject to Mr. Miller’s co-payment of premium amounts and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will contribute an amount equal to the monthly employer contribution towards Mr. Miller’s health insurance. This will continue until the earliest of 12 months from termination, his eligibility for group health plan benefits under another employer, or the cessation of his continuation rights under COBRA. Payment in each case is subject to Mr. Miller’s execution of a release satisfactory to the Company following such termination. If Mr. Miller’s employment terminates as a result of voluntary resignation, termination for Cause (as defined in the Employment Agreement), disability or death, he shall be entitled to receive Accrued Obligations (as defined in the Employment Agreement), but will not be eligible for severance pay and benefits.

Except for the Employment Agreement, there is no arrangement or understanding between Mr. Miller and any other person pursuant to which Mr. Miller was selected as an officer. Mr. Miller is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between the Company and Victor Miller, dated December 28, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: December 29, 2023	By:	/s/ Elliot Maltz
Elliot Maltz
Chief Financial Officer, Treasurer and Secretary